Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2015 Q2 RESULTS

PARK CITY, Utah, April 30, 2015/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2015 second quarter ended March 31, 2015.  Net sales for the fiscal 2015 second quarter were $55.4 million compared to $54.9 million for the same quarter of fiscal 2014.  For the second quarter of fiscal 2015, net income was $4.1 million, or $0.43 diluted earnings per share, compared to net income of $4.3 million, or $0.44 diluted earnings per share, for the same quarter of fiscal 2014.

Net sales for the six months ended March 31, 2015 were $108.4 million compared to $106.4 million for the same period of fiscal 2014.  For the six months ended March 31, 2015, net income was $7.4 million, or $0.77 diluted earnings per share, compared to net income of $8.5 million, or $0.86 diluted earnings per share, for the same period of fiscal 2014.

Operating cash flow for the six months ended March 31, 2015 was $11.2 million compared to $10.8 million for the same period of fiscal 2014.  The operating cash flow for the six months ended March 31, 2015, combined with existing cash, was primarily used to invest $4.2 million in purchases of property, plant and equipment, $2.4 million in purchases of common stock for treasury and to repay net borrowings of $5.0 million on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “Our overall results for the second quarter of 2015 were an improvement over our first quarter results. Fiscal 2015 second quarter net sales growth of 1.0% was primarily the result of fiscal 2014 acquisitions and a slight increase in domestic sales.  Unfortunately, international sales were impacted negatively by a stronger U.S. dollar and decreased orders from international customers. Out-of-stocks continue to be a key priority for management. We continue to focus on integrating the fiscal 2014 acquisitions and believe these efforts, along with other operational enhancements we have made, will lead to further improvements in our business by the latter part of calendar 2015.”

Mr. Gay stated, “Operating cash flow and Adjusted EBITDA remained strong for the second quarter.  This provided the financial resources for us to continue to re-purchase stock and pay down debt.  The decrease in fiscal 2015 second quarter net income was primarily a result of increased depreciation and amortization expense. Throughout this fiscal year, we have invested considerable time and financial resources conducting due diligence on potential acquisitions.  The larger opportunities pursued so far this year did not provide the synergies we require.  Fortunately, the market continues to provide additional potential acquisitions to evaluate.  In reviewing these, we intend to remain selective. Acquisitions are a primary long-term component of our growth and we do not anticipate this changing.”

Mr. Gay continued, “We compete in the fragmented healthy foods channel.  This channel is comprised of over 17,000 retail stores, many operating independently.  We offer over 8,000 SKUs to our customers — and no product or customer represents over ten percent of our sales.    We rely on numerous long-term customer relationships that grow with us as we add brands and new products.  Our business strategy and operational model is complex, which is both a challenge and opportunity.  Focusing on this opportunity has served our stakeholders for many years.  Management appreciates everyone that enables us to focus on growing our business over the long term.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provide ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names, including Fresh Vitamins™, Granola’s™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 8,000 SKUs, including approximately 800 SKUs exclusively sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types;  (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2015	2014
Assets
Current assets, net	$82,965	$83,850
Property, plant and equipment, net	78,673	79,244
Goodwill	23,622	23,622
Other non-current assets, net	26,953	28,062
	$212,213	$214,778

Liabilities and Stockholders’ Equity
Current liabilities	$19,105	$21,709
Long-term liabilities	38,162	43,456
Stockholders’ equity	154,946	149,613
	$212,213	$214,778

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014
Net sales	$55,404	$54,859	$108,448	$106,409
Cost of sales	28,149	27,699	55,338	53,187
Gross profit	27,255	27,160	53,110	53,222
Operating expenses
Selling, general and administrative	19,789	19,282	39,343	37,863
Amortization of intangible assets	728	652	1,460	1,236
Income from operations	6,738	7,226	12,307	14,123
Interest and other expense, net	273	350	570	668
Income before provision for income taxes	6,465	6,876	11,737	13,455
Provision for income taxes	2,369	2,552	4,290	4,996

Net income	$4,096	$4,324	$7,447	$8,459

Net income per common share
Basic	$0.43	$0.44	$0.77	$0.86
Diluted	0.43	0.44	0.77	0.86

Weighted average common shares outstanding
Basic	9,622,051	9,843,590	9,637,753	9,840,578
Diluted	9,626,925	9,852,611	9,643,637	9,850,102

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014

Net income	$4,096	$4,324	$7,447	$8,459
Provision for income taxes	2,369	2,552	4,290	4,996
Interest and other expense, net (1)	273	350	570	668
Depreciation and amortization	3,268	2,777	6,507	5,415

Adjusted EBITDA	$10,006	$10,003	$18,814	$19,538

(1) Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.